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      Opinion and Consent of Solomon, Ward, Seidenwurm & Smith LLP

               Solomon, Ward, Seidenwurm & Smith LLP
               401 B Street, 12th Floor
               San Diego, California 92101
               (619) 231-0303


               September 24, 1998

Barry M. Schechter, Chief Executive Officer
SVI Holdings, Inc.
7979 Ivanhoe Avenue, Suite 500
San Diego, California  92037

     Re:  Form S-8 Registration Statement Relating to Shares of
          $.0001 Par Value Common Stock

Dear Mr. Schechter:

     We have acted as counsel for SVI Holdings, Inc. ("SVI") in connection with the Form S-8 Registration Statement to be filed by SVI with the Securities and Exchange Commission relating to the shares of SVI $.0001 par value common stock (the "Common Stock") underlying the options to be issued pursuant to the SVI Incentive Stock Option Plan. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     (i) SVI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada; and

     (ii) The shares of Common Stock issuable in connection with the exercise of the options (as defined in the Registration Statement), when issued in accordance with the terms set forth in the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Solomon, Ward, Seidenwurm & Smith LLP